CHARLES SCHWAB & CO., INC.


              CODE OF ETHICS ADOPTED PURSUANT TO SECTION 17J-1
                  UNDER THE INVESTMENT COMPANY ACT OF 1940


JULY 2000

Rule 17j-1 (the "Rule") of the Investment Company Act of 1940 (the "1940 Act") requires that every registered investment company, and each investment adviser to and principal underwriter for such investment company, adopt a written code of ethics containing provisions reasonably necessary to prevent its "Access Persons" from engaging in any act, practice or course of business prohibited by section 17(j) of the 1940 Act and Rule 17j-1 adopted thereunder. The Rule further requires that each investment company and its adviser(s) and underwriter(s) use reasonable diligence, and institute procedures reasonably necessary, to prevent violations of such code. The Insider Trading and Securities Fraud Enforcement Act of 1988 ("ITSFEA"), requires every investment adviser and registered broker-dealer to develop, implement and enforce policies and procedures to prevent the misuse of material nonpublic information.

The following policies constitute the Code of Ethics for Charles Schwab & Co., Inc. ("Schwab"), a registered broker-dealer, only in its role as the principal underwriter of any investment company (including Business Development Companies but not including the SchwabFunds) subject to the Rule. The policies and procedures established by this Code of Ethics are applicable to any director or officer of Schwab who makes, participates in or obtains information regarding the purchase or sale of "Covered Securities" by any such investment company.(1) These policies supplement the provisions of other published Charles Schwab & Co., Inc. policies as they may be amended from time to time.

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(1) (Each investment company, its advisors, sub-advisors, transfer agents, and other covered service providers shall comply with their own codes of ethics approved by the appropriate Board of Trustees.)

I.    POLICY STATEMENT


Rule 17j-1 under the 1940 Act makes it unlawful for any Affiliated Person of, or principal underwriter for, an investment company or Affiliated Person of an investment company's investment adviser(s) and principal underwriter, in connection with the direct or indirect purchase or sale by such person of any Covered Security that is "held or to be acquired" by any investment company:

o To employ any device, scheme or artifice to defraud the investment company;

o To make to the investment company any untrue statement of a material fact or omit to state to any investment company a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

o To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the investment company; and

o To engage in any manipulative practice with respect to the investment company.

It is the policy of the Schwab that no director or officer of Schwab who is Access Person of an investment company will make, participate in, or engage in any act, practice or course of conduct that would violate the provisions set forth above or which would, in any way, conflict with the interests of the investment company or its shareholders. This obligation encompasses:


- the duty at all times to place the interests of shareholders first;

- the duty to ensure that all personal securities transactions be conducted consistent with the Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility; and

- the fundamental standard that Access Persons not take inappropriate advantage of their positions.

II.   DEFINITIONS

The definitions used in this Code of Ethics include the following.


ACCESS PERSON. An "Access Person" of Schwab is any director, officer or employee of Schwab who, in the ordinary course of business, makes, participates in or obtains information regarding the purchase or sale of securities for an investment company (other than the SchwabFunds) or whose functions or duties as part of his or her business relate to the making of any recommendation to an investment company regarding the purchase or sale of securities. An "Access Person" is also any natural person who "controls" an investment company, but only if such person obtains information concerning recommendations made to the investment company with regard to the purchase or sale of Covered Securities by the investment company.

AFFILIATED PERSON. An "Affiliated Person" of an investment company or Schwab is defined in Section 2(a)(3) of the 1940 Act.


BENEFICIAL OWNERSHIP. A person should consider himself or herself "beneficial owner" of any security in which he or she has a direct or indirect pecuniary interest. In addition, he or she has "beneficial ownership" of securities held by his or her spouse, minor children, a relative who shares his or her home, or other persons if by reason of any contract, understanding, relationship, agreement or other arrangement, he or she obtains from such securities benefits substantially equivalent to those of ownership. He or she should also consider himself or herself the beneficial owner of securities if he or she can vest or revest title in himself or herself now or in the future.

CONTROL. "Control" has the same meaning as in Section (2)(a)(9) of the 1940 Act.

COVERED SECURITY. A "Covered Security" is any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option or privilege on any security. A Covered Security is also any group or index of securities, or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a security, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.


Notwithstanding the above definition, Covered Securities include only those securities which an investment company would be permitted to acquire under its investment objectives and policies set forth in its then current prospectuses filed under the Securities Act of 1933 (the "1933 Act"), and does not include securities issued or guaranteed by the United States Government, its agencies or instrumentalities, bankers' acceptances, bank certificates of deposit, commercial paper, repurchase agreements, other money market instruments and shares of registered open-end investment companies.

HELD OR TO BE ACQUIRED. A security is "held or to be acquired" if within the most recent 15 days it is or has been held by an investment company, or is being or has been considered by an investment company or its advisor for purchase by such investment company. A purchase or sale includes the writing of an option to purchase or sell.


INITIAL PUBLIC OFFERING. "Initial Public Offering" is an offering of securities registered under the 1933 Act the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.


INVESTMENT PERSONNEL. "Investment Personnel" are Access Persons who, in connection with their regular functions or duties, make or participate in making recommendations regarding the purchase or sale of securities by an investment company. The term also includes all persons who control Schwab AND obtain information concerning recommendations made to an investment company regarding the purchase or sale of securities by such investment company.

NON-INTERESTED TRUSTEE OR NON-INTERESTED DIRECTOR. A "Non-Interested Trustee" or "Non-interested Director" is any Trustee of or Director of an investment company who is not an interested person as defined in section 2(a)(19) of the 1940 Act.

PRIVATE PLACEMENT. A "Private Placement" is an offering that is exempt from registration under the 1933 Act pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505 or Rule 506 adopted thereunder.


COMMUNICATIONS


Access Persons may not tip or otherwise disclose to others (except to others who have a need to know such information in the ordinary course of their business) any information regarding the investment activities of an investment company, including any transaction or recommendation made by the advisor or sub-advisor to an investment company. All such communications must be reported immediately to the Schwab Compliance Department.


III.  LIMITS ON ACCEPTING OR RECEIVING GIFTS


Access Persons may not accept or receive any gift of more than de minimis value from any person or entity in connection with an investment company's entry into a contract, development of an economic relationship, or other course of dealing by or on behalf of such investment company.


IV.   TRADING RESTRICTIONS

The policies and procedures regarding trading restrictions are as follows:


OFFICERS, DIRECTORS, TRUSTEES AND EMPLOYEES TRADING RESTRICTIONS. Any employee, officer or director with material nonpublic information about a Covered Security is prohibited from all personal trading in any security about which he or she has such information.

PRIOR APPROVAL OF TRADES. At all times, each personal transaction in a Covered Security by Investment Personnel involving more than 5,000 shares of any issuer's equity securities, rights, warrants or units or $100,000.00 face value of bonds or debentures of any one issuer must receive prior approval by Schwab's SVP of Global Compliance or his or her designee. Prior approval of a personal transaction may only be relied upon for 5 business days from the date approval is received. Because of the specific policies in place to monitor and control employee trading of stock of The Charles Schwab Corporation ("SCH"), prior approval of personal transactions do not apply to SCH stock and SCH options. All other trading restrictions applicable to Covered Securities still apply to SCH stock and SCH options.

All Access Persons other than Investment Personnel may trade in Covered Securities without prior approval, provided that such persons have no actual knowledge of an investment company's activities with respect to the subject security, and have no material, nonpublic information about the issuer of the subject security.

These trading restrictions apply to all transactions in Covered Securities in accounts over which Access Persons of the investment company or Schwab exercise control, accounts for their family members or accounts in which they have a beneficial interest, but do not apply to dividend reinvestment programs, odd-lot transactions or investment decisions made by an unrelated third party who does not have access to the information in possession of such Access Person. All trading activity by Access Persons is subject to reporting and surveillance as set forth in the surveillance and reporting sections of these procedures.

PRIOR APPROVAL OF INITIAL PUBLIC OFFERINGS ("IPOS") AND PRIVATE PLACEMENTS. Each transaction involving an IPO or a private placement by Investment Personnel must receive prior approval by Schwab's SVP of Global Compliance or his or her designee.


V.    REPORTING


The policies and procedures regarding reporting requirements that are applicable to the Access Persons of an investment company and Schwab include the following.

REPORTS TO THE BOARD OF TRUSTEES/BOARD OF DIRECTORS. The SVP of Global Compliance of Schwab or his designee shall (i) furnish annually to the Board of Trustees or Directors of an investment company a written report of any issues arising under the Code of Ethics, including any material violations and any sanctions imposed in response to these violations and
(ii) certify annually to the Board of Trustees or Directors of an investment company that each has adopted procedures reasonably necessary to prevent its Access Persons from violating the provisions of its Code of Ethics. The SVP of Global Compliance of Schwab (or his or her designee) will report to the Board(s) of Directors/Trustees on an annual basis in accordance with subparts (i) and (ii), above.

The SVP of Global Compliance of Schwab or his designee may submit a copy of its code of ethics for the Board's approval, together with the reports required by subparts (i) and (ii), above.

ACCESS PERSON REPORTING. The investment company's Advisor's Chief Compliance Officer shall notify Schwab of any Persons at Schwab who become Access Persons. The Schwab product manager or sales manager of each Fund for which Schwab acts as underwriter (other than the SchwabFunds) shall be responsible for identifying all Schwab departments involved in the underwriting of such investment company. The manager of any such department of Schwab involved in the underwriting or support of an investment company by Schwab is responsible for promptly identifying and reporting to the Schwab Compliance Department all persons considered to be Access Persons. Each Schwab manager will compile a written list of such persons, and promptly notify the Schwab Compliance Department of all changes in the persons designated as Access Persons. The Schwab Compliance Department will notify Access Persons of their obligation to report trading activity, and provide them with a copy of this Code. The Schwab Compliance Department will also prepare the quarterly transaction report for each Access Person and present such reports to Access Persons for review and execution. Access Persons shall return the executed quarterly transaction report to the appropriate review officer(s) ("Review Officer") appointed by the SVP of Global Compliance of Schwab, or his designees..

Each Access Person covered by this Code must make an initial holdings report, no later than ten days after he or she becomes an Access Person and annual holdings reports which shall disclose (a) the title, number of shares and principal amount of each Covered Security, with the exception of SCH stock and SCH options held in their Schwab accounts, in which such Access Person had any direct or indirect beneficial ownership; and (b) the name of any broker, dealer or bank with whom the Access Person maintained an account in which securities were held for the direct or indirect beneficial interest of the Access Person. The annual disclosure of holdings shall be made and calculated as of each calendar year end.

Access Persons covered by this Code shall report on a quarterly calendar basis all transactions in which they acquire any direct or indirect beneficial ownership in Covered Securities, except for indirect or direct beneficial ownership in SCH stock or SCH options. These transaction reports must be made no later than ten days after the end of each calendar quarter and include trading activity at Schwab and any other broker-dealer.


VI.   SURVEILLANCE

The policies and procedures regarding surveillance that are applicable to officers, directors, Trustees and employees of the Schwab include the following.


EMPLOYEE SURVEILLANCE AND REVIEW. Schwab will appoint Review Officer(s) to conduct employee surveillance and review. The Review Officer will, on a quarterly basis, compare all reported personal transactions in Covered Securities with each investment company's completed portfolio transactions and, if applicable, a list of Covered Securities being considered for purchase or sale by the advisor of any investment company to determine whether a violation may have occurred. Before determining that a person has violated the Code of Ethics, the Review Officer must give the person an opportunity to supply explanatory material.

If the Review Officer determines that a violation has or may have occurred, the Review Officer must submit the determination, together with the confidential quarterly report and any explanatory material provided by the person, to the SVP of Global Compliance of Schwab (or his or her designee), who will determine whether the person violated the Code of Ethics.


No person is required to participate in a determination of whether he or she has committed a violation or discuss the imposition of any sanction against himself or herself.


If the SVP of Global Compliance of Schwab (or his or her designee) finds that the person violated the Code of Ethics, he or she will work with the individual's manager to impose upon the person sanctions that he or she deems appropriate and will report the violation and the sanction imposed to the affected investment company's Board of Directors or Trustees at the next regularly scheduled board meeting, unless, in the sole discretion of the SVP of Global Compliance of Schwab (or his or her designee), circumstances warrant an earlier report.


The Review Officer will report his or her own transactions to an Alternate Review Officer on a quarterly basis. The Alternative Review Officer on a quarterly basis shall fulfill the duties of the Review Officer with respect to the latter's transactions in Covered Securities.


VII.  RECORDS


All records associated with this Code of Ethics, including but not limited to; (i) lists of persons who are, or within past five years have been designated as Access Persons; (ii) quarterly transaction and annual holdings reports by such persons; (iii) surveillance documentation, including any Code violation and any sanctions resulting from the violation; and (iv) communications and all versions of the Code of Ethics, shall be maintained by the Schwab Compliance Department in an easily accessible place for at least five years. In addition, any record of any decision, and the reasons supporting the decision, to approve the acquisition by Investment Personnel of securities acquired in an IPO or a private placement, shall be maintained by the Schwab Compliance Department for at least five years after the end of the fiscal year in which the approval is granted.



EXHIBIT A

REVIEW AND SURVEILLANCE PROCEDURES
FOR COMPLIANCE WITH RULE 17J-1
UNDER THE 1940 ACT


I.    NOTIFICATION OF QUARTERLY REPORTING REQUIREMENTS


      A. At the end of each calendar quarter, the Review Officer will send a Quarterly Personal Securities Transaction Report (the form of which is attached as Exhibit B), to each person who is an Access Person of (i) an investment company and (ii) Schwab.


      B. The Review Officer will promptly record the return of each Quarterly Personal Securities Transaction Report.

      C. Seven days after the end of the calendar quarter, the Review Officer will send a reminder notice to any Access Person who has not returned his or her Quarterly Personal Securities Transaction Report.

      D. Eleven days after the end of the calendar quarter, the Review Officer will send a "Notice of Failure" to any Access Person who has not returned his or her Quarterly Personal Securities Transaction Report. The Notice of Failure will notify the Access Person that he or she is in violation of Rule 17j-1 under the 1940 Act and the Code of Ethics and may be subject to sanctions under the Code of Ethics.


      E. The Review Officer shall report the name of any Access Person who has failed to provide a Quarterly Personal Securities Transaction Report to the SVP for Global Compliance of Schwab for further evaluation and imposition of sanctions, if applicable.


II.   REVIEW OF QUARTERLY REPORTS


      A.    Access Persons.

      1. The Review Officer shall review each Quarterly Personal Securities Transaction Report received against the master list of Covered Securities purchased or sold, or considered for purchase or sale, by the investment company for the same period as the transactions reported by the Access Person.

      2. For any transaction by an Access Person in the same security as that purchased or sold by an investment company, the Review Officer will first determine whether the transaction was within 15 days (before or after) the transaction conducted by the investment company. If it falls within the 15 day period, the Review Officer will review the transaction in light of the following considerations:


                   o   the size of the transaction;

                   o whether the transaction was in the same "direction" as the investment company's;

                   o   the timing of the transaction; and

                   o   the purchase or sale price of the Covered Security.


       3. For any trade that is identified by the Review Officer as having occurred on the same day as an investment company at a more favorable price to the Access Person, the Review Officer shall send an inquiry letter to the Access Person and will conduct further investigation of the transaction.

       4. If the Review Officer after further review determines that a transaction appears to involve a conflict of interest and/or a violation of the Code, he or she will report this to the SVP for Global Compliance for further action.



III.  PERIODIC REVIEW



      A. The Review Officer shall conduct periodic reviews of reports submitted by Access Persons that disclose more than 5 trades in Covered Securities per calendar quarter. The Review Officer may review specific transactions or a group of transactions for any pattern of activity. The following patterns, if ascertained, will require further inquiry:

                   o Trading only or primarily in securities that one or more investment companies actively trade in;

                   o Transactions that match up closely in time with investment company transactions and diverge from the person's otherwise-normal trading profile in terms of the size of transaction or type of security; and

                   o Transactions involving the purchase or sale of Covered Securities that yielded significant profits
                       (or losses avoided), which match up closely in time with the investment company's transactions.



IV.   VERIFICATION OF BROKERAGE STATEMENTS

      A. The Review Officer may request that an Access Person provide a duplicate statement of any account with a broker, dealer or bank where an Access Person holds securities, in order to verify the accuracy of reports made by the Access Person.

      B. Any request for statement of securities accounts shall be complied with no later than 10 days after the request has been made. If the request has not been complied with, it will be considered a violation of the Code of Ethics.

V.    ANNUAL CERTIFICATION

      On an annual basis, each Access Person must certify that he or she
      (i) is aware that he or she is subject to the requirements of Rule 17j-1 and the Code of Ethics and understands his or her obligations under the Rule and Code of Ethics; and (ii) he or she has fully complied with the requirements of the Code of Ethics.



Name of     Date of           Title       No. of Shares/      Type of               Name of Broker, Dealer
Issuer*     Transaction       of            Principal       Transaction  Price      or Bank Effecting Transaction
                             Security        Amount

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*You are not required to report your personal transactions in stock of The
Charles Schwab Corporation ("SCH") or SCH options.

If you had no reportable transactions during the quarter, please check here.

If you established an account within the last quarter, please provide the following information:

                                                                          Date Report
Name of Broker,    Date Account       Interest Rate     Maturity Date     Submitted by
Dealer or Bank     was Established    (if applicable)   (if applicable)   Access Person
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If you did not establish a securities account within the last quarter, please check here.

If you to disclaim beneficial ownership of one or more Securities reported above, please describe below and indicate which Securities are at issue.


Signature                     Date